                                EXHIBIT 99

        AFLAC INCORPORATED SEES MIXED THIRD QUARTER SALES RESULTS


COLUMBUS, Georgia - October 4, 2001 -- AFLAC Incorporated today announced that new premium sales in Japan continued to be weak in the third quarter. Based on preliminary data for the month of September, the company estimates that AFLAC Japan's new annualized premium sales in yen declined approximately 17% in the third quarter, compared with the third quarter of 2000. Previously, AFLAC Japan had expected sales to decline 10% to 12% in the quarter.

New annualized premium sales in the United States remained strong, rising approximately 22% in the third quarter, compared with a year ago. Although sales naturally slowed following the attacks of September 11, they have since regained some momentum. The company continues to expect that full-year new annualized premium sales in the United States will increase 20% to 25%.

AFLAC Incorporated expects to report third quarter operating earnings of $.33 to $.34 per share, which is in line with consensus earnings estimates. The company is scheduled to report third quarter results after the market closes on October 24.

Commenting on the announcement, Chairman and Chief Executive Officer Daniel
P. Amos said: "I am obviously disappointed that AFLAC Japan's new sales were weaker than anticipated. In light of AFLAC Japan's third quarter results, we believe fourth quarter sales will likely be weak as well. Although the current environment in Japan is challenging, we continue to be optimistic about longer-term demand for quality, affordable supplemental insurance products in that market.

"We remain very excited about the direction of our business in the United States. Recruiting of new U.S. sales associates was strong in the quarter, and our latest commercial featuring the popular AFLAC duck has been well received by consumers. The United States is a vast, underpenetrated market, and we believe we are well positioned to tap into that potential.

"Most importantly," Amos continued, "we remain confident that we will achieve our target this year of increasing earnings per share at the high end of our projected 15% to 17% range, excluding the impact of the yen. We also expect to achieve our earnings objective of 15% to 17% growth before currency translation in 2002 and 2003."

AFLAC Incorporated (NYSE - AFL) is an international holding company. A Fortune 500 company, AFLAC insures more than 40 million people worldwide.
It is the leading writer of supplemental insurance marketed at the worksite in the United States, offering policies to employees at more than 195,000 payroll accounts. The company is also the largest foreign insurer in Japan, insuring one out of four Japanese households. In January 2001, AFLAC was included in Fortune magazine's list of "100 Best Companies to Work For in America" for the third consecutive year. In February 2001, Fortune magazine also named AFLAC as the fifth most admired company in the life and health insurance sector in its annual listing of "America's Most Admired Companies." AFLAC's Internet address is aflac.com.

Forward looking information: Certain statements contained in this press release are "forward looking statements" within the meaning of the federal securities laws. Although the company believes that these statements are reasonable, it can give no assurance that they will prove to be correct because they are prospective in nature. Actual future results may differ materially from those discussed herein. We caution readers that the following factors, in addition to other factors mentioned from time to time in our reports filed with the Securities and Exchange Commission, could cause actual results to differ materially: regulatory developments, assessments for insurance company insolvencies, competitive conditions, new products, ability to repatriate profits from Japan, general economic conditions in the United States and Japan, changes in U.S. and/or Japanese tax laws or accounting requirements, adequacy of reserves, credit and other risks associated with AFLAC's investment activities, significant changes in interest rates, and fluctuations in foreign currency exchange rates.

Analyst and investor contact - Kenneth S. Janke Jr., (800) 235-2667 - option 3, FAX: (706) 324-6330, or kjanke@aflac.com
Media contact - Kathelen V. Spencer, (706) 596-3789, FAX: (706) 323-1448, or kspencer@aflac.com